Exhibit 12.1



                               PRIME RETAIL, INC.

               EXHIBIT 12.1: STATEMENTS RE: COMPUTATION OF RATIOS

              (Amounts in thousands, except for ratio information)

      In accordance with the requirements of FAS No. 144, we have classified the operating results, including gains and losses related to disposition, for certain properties either disposed of or classified as assets held for sale during 2002 as discontinued operations for all periods presented. The computation of ratios presented below are based on results from continuing operations.

------------------------------------------------------------------------------------------------------------------------------------
Year Ended December 31                                                             2002                         2001
------------------------------------------------------------------------------------------------------------------------------------
Loss from continuing operations before
   minority interests                                                           $ (101,010)                  $ (99,945)
(Gain) loss on sale of real estate                                                  (5,802)                      1,063
Interest incurred                                                                   58,574                      75,451
Provision for asset impairment                                                      84,093                      63,026
Amortization of deferred financing costs                                             5,272                       6,341
                                                                                ----------                   ---------
     Earnings                                                                       20,060                      51,573
                                                                                ----------                   ---------

Interest incurred                                                                   58,574                      75,451
Amortization of deferred financing costs                                             5,272                       6,341
Preferred stock distributions and dividends                                         22,672                      22,672
                                                                                ----------                   ---------
     Combined Fixed Charges and
       Preferred Stock Distributions and Dividends                                  86,518                     104,464
                                                                                ----------                   ---------

Excess of Combined Fixed Charges
     and Preferred Stock Distributions
     and Dividends over Earnings                                                $  (45,391)                  $ (58,528)
                                                                                ==========                   =========
====================================================================================================================================